VITELEC ELECTRONICS LIMITED
                       FINANCIAL STATEMENTS
              FOR THE YEAR ENDED 31ST DECEMBER 1995

                   IN COMPLIANCE WITH U.S. GAAP








                       ROBERTS REDMAN MEAD
                      Certified Accountants
                       Registered Auditors
                              ALTON

                  VITELEC ELECTRONICS LIMITED

               INDEX TO THE FINANCIAL STATEMENTS
             FOR THE YEAR ENDED 31ST DECEMBER 1995

                     US GAAP SPECIAL EDITION


Page No.


1    Directors' Report

2    Statement of Directors' responsibilities

3    Auditors' report to the Members

4    Profit and Loss Account

5    Balance Sheet

6    Cash Flow statement

7    Notes to Cash Flow Statements

8-13 Notes to the Financial Statements


For Management purposes only

14   Detailed Profit & Loss Account



                       COMPANY INFORMATION

Registered in England on 8th September 1986

Company Number           2053373

Registered Office:       Vitelec Works
                         Station Road
                         Bordon
                         Hampshire GU35 OLG

VITELEC ELECTRONICS LIMITED

DIRECTORS' REPORT
FOR THE YEAR ENDED 31ST DECEMBER 1995


The directors present herewith their annual report together with the audited financial statements of the company for the year ended 31st December 1995.

RESULTS AND DIVIDENDS
The profit for the year after taxation was  800,833.
A dividend of  75,000 (1994  75,000) was paid during the year.

REVIEW OF THE BUSINESS
The company's principal activity during the year was that of general and electrical engineers, manufacturers, designers, assemblers and importers & exporters of electrical products.

The results for the year and financial position of the Company are as shown in the annexed financial statements.

DIRECTORS AND THEIR INTERESTS
The directors of the company during the year and their interests in the share capital of the company at the beginning and end of the year were as follows:

                                        Number of shares

                              31st December 1995   31st December 1994

     J Young                        75,000             75,000
     Mrs D Young                    15,000             15,000
     H J Wells                           0                 0

Mr Wells has a non-beneficial interest in 10,000 shares held by Chatham Ltd

FIXED ASSETS
The movements in fixed assets during the year are set out in note 8 to the accounts.

MARKET VALUE OF LAND & BUILDINGS
In the opinion of the Directors the market value of land & buildings is in excess of book value. Details have been made available to the shareholders.

AUDITORS
It is proposed that the company's present auditors, Messrs Roberts Redman Mead, be reappointed as auditors to the company to hold office for the ensuing year.

BY ORDER OF THE BOARD


MRS. D M YOUNG
Secretary

29th January 1996

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VITELEC ELECTRONICS LIMITED


STATEMENT OF DIRECTORS' RESPONSIBILITIES


Company law requires the directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the company and of the profit or loss of the company for that period.

In preparing those financial statements, the directors are required to:

     - select suitable accounting policies and then apply them consistently;

     - make judgments and estimates that are reasonable and prudent;

     - prepare the financial statements on the going concern basis unless it is inappropriate to presume that the company will continue in business.

The directors are responsible for keeping proper accounting records which disclose with reasonable accuracy at any time the financial position of the company and to enable them to ensure that the financial statements comply with the Companies Act 1985. They are also responsible for safeguarding the assets of the company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

AUDITORS' REPORT TO THE SHAREHOLDERS OF
VITELEC ELECTRONICS LIMITED


US GAAP EDITION

We have audited this special edition of the financial statements on pages 4 to 10 which have been amended for US GAAP and which have been prepared under the historical cost convention and the accounting policies set out on page 8.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS
As described on page 2 the company's directors are responsible for the preparation of financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION
We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the company's circumstances consistently applied and adequately disclosed.

We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION
In our opinion the financial statements give a true and fair view of the state of the company's affairs at 31st December 1995 and of its results for the year then ended and have been properly prepared in accordance with the provisions of the Companies Act 1985 applicable to medium and small companies.



                                   /s/ ROBERTS REDMAN MEAD
                                   ROBERTS REDMAN MEAD
                                   Certified Accountants
                                   Registered Auditors


4 Lenten Street
Alton
Hampshire GU34 1HG.

Date: 20th June 1996

                        VITELEC ELECTRONICS LIMITED

                          PROFIT AND LOSS ACCOUNT
                   FOR THE YEAR ENDED 31ST DECEMBER 1995
                        (all amounts in British Pounds)


                           Notes               1995               1994

TURNOVER                     2             4,472,275            3,084,444

COST OF SALES                              2,195,746            1,396,059

GROSS PROFIT                               2,276,529            1,688,385

ADMINISTRATION COSTS                       1,145,919              679,908

OPERATING PROFIT            3/4            1,130,610            1,008,477

Interest receivable           5   56,012      56,012   22,593      22,593

PROFIT ON ORDINARY
ACTIVITIES BEFORE TAXATION                 1,186,622            1,031,070

Tax on ordinary activities    6              385,789              347,673

PROFIT FOR THE YEAR                          800,833              683,397

Dividends                     7               75,000               75,000

RETAINED PROFIT FOR
THE YEAR                                     725,833              608,397

Retained profit
brought forward                            1,487,587              879,190

RETAINED PROFIT
CARRIED FORWARD                            2,213,420            1,487,587

CONTINUING OPERATIONS
None of the company's activities were acquired or discontinued during the above two financial years.

FRS3 PRIMARY STATEMENT OF RECOGNIZED GAINS AND LOSSES MADE DURING THE YEAR
The Company made no recognized gains or losses in 1995 or in 1994 other than the profit/(loss) for the year.

VITELEC ELECTRONICS LIMITED

BALANCE SHEET
AS AT 31ST DECEMBER 1995
(all amounts in British Pounds)

                                                1995              1994
                         Notes

FIXED ASSETS
Tangible assets            8                  493,294            520,325

CURRENT ASSETS
Stocks                     9      472,859              565,257
Debtors                   10    1,011,952              935,694
Cash at bank and in hand        1,639,383              687,448
                                3,124,194            2,188,399

CREDITORS - amounts falling
due within one year       11     (996,081)             (807,971)

NET CURRENT ASSETS                           2,128,113         1,380,428

ASSETS LESS CURRENT
LIABILITIES                                  2,621,407         1,900,753


Provisions for liabilities
and charges              12                     (7,897)          (13,076)


NET ASSETS                                   2,613,510         1,887,677


Financed by:

CAPITAL AND RESERVES

Called up share capital  13                    100,000          100,000
Share premium            14                    300,090          300,090
Profit and loss account  15                  2,213,420        1,487,587

                                             2,613,510        1,887,677

Approved by the Board of Directors on 29th January 1996


                              /S/ J YOUNG
                              J YOUNG


                              /S/ H J WELLS
                              H J WELLS

VITELEC ELECTRONICS LIMITED

CASH FLOW STATEMENT
FOR THE YEAR ENDED 31ST DECEMBER 1995
(all amounts in British Pounds)

                                            1995                  1994


OPERATING ACTIVITIES
Cash received from customers              4,372,239             3,461,521
Cash paid to suppliers                   (2,451,306)           (2,832,159)
Cash paid for salaries and wages           (543,602)             (298,320)

Net cash inflow from operating activities            1,377,331    331,042

RETURNS ON INVESTMENTS & SERVICING OF FINANCE
Interest received                            56,012                22,593
Interest paid                                     -                     -
Dividends paid                              (75,000)              (75,000)

Net cash outflow from returns on investments           (18,988)   (52,407)
 and servicing of finance

TAXATION
UK Corporation tax paid                               (333,924)  (146,964)

INVESTING ACTIVITIES
Sale of fixed assets                       12,290                       5,000
Acquisition of fixed assets               (84,774)                    (88,872)

Net cash outflow from investing activities             (72,484)       (83,872)

Net cash inflow before financing                       951,935         47,799

FINANCING
Issue of share capital                          -                     400,000

Net cash inflow from financing                               -        400,000


Increase in cash and cash equivalents                        951,935  447,799

VITELEC ELECTRONICS LIMITED

NOTES TO THE CASH FLOW STATEMENT
FOR THE YEAR ENDED 31ST DECEMBER 1995
(all amounts in British Pounds)


                                               1995           1994


1.   RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM
     OPERATING ACTIVITIES

     Operating profit                        1,130,610        1,008,477
     Depreciation charges                       95,708           44,057
     Profit on sale of tangible fixed assets     3,226            1,105
     Increase/decrease in stock                 92,398         (411,473)
     Increase/decrease in debtors              (76,258)        (513,521)
     Increase/decrease in creditors            131,647          202,397

     Net cash inflow from operating activities 1,377,331        331,042

2.   ANALYSIS OF CHANGES IN CASH AND CASH EQUIVALENTS DURING THE YEAR

     At 1st January 1995                         687,448        239,649
     Net cash inflow                             951,935        447,799

     At 31st December 1995                     1,639,383        687,448

3. ANALYSIS OF THE BALANCES OF CASH AND CASH EQUIVALENTS AS SHOWN IN THE BALANCE SHEET

                                                        Change
                                   1995      1994       in year


     Cash at bank and in hand     1,639,383  687,448   951,935

VITELEC ELECTRONICS LIMITED

NOTES TO THE ACCOUNTS

1.   ACCOUNTING POLICIES

1.1  This special edition of the financial statements complies with US GAAP.

1.2  Accounting conventions

     The financial statements have been prepared in accordance with the Companies Act 1985 as amended and with applicable Accounting Standards.

1.3  Turnover

     This represents the invoiced amounts of goods sold and services provided, excluding value added tax.

1.4  Depreciation of tangible assets
     Provision is made for depreciation on all tangible assets, other than freehold land, at rates calculated to write-off the cost of each asset over its expected useful life as follows:

          Freehold buildings:           4% per annum on cost
          Leasehold buildings:          evenly over the term of the lease
          Office equipment:             25% on the reducing balance
          Plant and machinery:          25% on the reducing balance
          Motor vehicles:               25% on the reducing balance

1.5  Stocks
     Stock and work in progress are valued at the lower of cost and net realizable value, after making due allowance for obsolete and slow moving items.

1.6  Research and development
     Expenditure on research and development is written off as incurred.

1.7  Deferred taxation
     Full provision is made in accordance with US GAAP.

1.8  Foreign currencies.
     Transactions in foreign currencies are recorded at the rate of exchange at the time of the transaction.

     Assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date.

     All exchange differences are taken to the profit and loss account in the year in which they arise.

VITELEC ELECTRONICS LIMITED

2.   TURNOVER

     An analysis of turnover by geographical market is given below:

                                           1995           1994
                                          ------         ------

     United Kingdom                       3,569,080      2,360,647
     European Economic Community            519,811        377,083
     Rest of the world                      383,384        346,714
                                          4,472,275      3,084,444

3.   OPERATING PROFIT                        1995           1994
                                           =======        ========

     This is stated after charging (crediting)

     Staff costs (see note 4)                591,806        309,266
     Auditors' remuneration                    4,800          3,000
     Depreciation                             95,708         44,057
     Adjustment on disposal of fixed assets    3,226          1,105

4.   EMPLOYEE INFORMATION                    1995           1994
                                            ======         ======

4.1  Staff costs:

     Wages and salaries                      484,232        256,183
     Social security costs                    48,535         25,235
     Other pension costs                       6,000          6,000
                                             591,806        309,266

4.2  The average weekly number of employees
     during the year was made up as follows:  No.             No.

     Office and management                    17               8
     Packaging and Assembly                    4               3

                                              21              11

4.3  Directors remuneration                80,000          46,667

VITELEC ELECTRONICS LIMITED

                                              1995           1994
                                            ========       ========

4.4  Directors' emoluments:

     Fees and salaries                        80,000         46,667
     Pension contributions                     6,000          6,000
                                              86,000         52,667

     Further details, excluding pension
     contributions: Chairman (also Highest
     paid director)                           80,000         46,667


5.   INTEREST RECEIVABLE                       1995           1994
                                              ======        ========

     Bank interest                            56,012        22,593

6.   TAXATION                                 1995            1994
                                              ======        ========

6.1  The tax charge on the Profit on
     ordinary activities for the year was
     as follows:

     U.K. corporation tax at 32% (1994-32%)  400,274       343,230
     Deferred taxation                        (5,179)        8,848
                                             395,095       352,078

     Taxation (over)/under provided in previous years:

     Corporation tax                          (9,306)      (4,405)
                                             385,789      347,673

6.2 The company is a close company within the terms of section 414 of the Income and Corporation
     Taxes Act 1988

7.   DIVIDENDS                            1995         1994
                                          ====         ====

     Interim dividend paid:
     75p per share.                       75,000        75,000

VITELEC ELECTRONICS LIMITED

(ALL AMOUNTS IN BRITISH POUNDS)

8.  TANGIBLE FIXED ASSETS

                                           Plant
                        Land &    Office    and       Motor
                        buildings equipment equipment vehicles  Total

Cost:
At 1st January 1995     329,001   233,584   17,890    96,722   677,197
Additions                  -       30,133    4,501    50,140    84,774
Disposals               (10,000)        -        -   (35,609)  (45,609)

At 31st December 1995   319,001   263,717   22,391   111,253   716,362

Depreciation:
At 1st January 1995      29,790    78,235   11,780    39,957   159,762
Charge for year           8,707    59,455    2,652    22,585    93,399
Disposals                (3,096)       -        -    (26,997)  (30,093)

At 31st December 1995    35,401   137,690   14,432    35,545   223,068

Net book value at
31st December 1995      283,600   126,027    7,959    75,708   493,294

Net book value at
31st December 1994      299,211   155,349    6,110    56,765   517,435

                                        1995           1994
                                        ====           ====
The net book values of land and building comprises:

Freehold                                283,600        291,875
Short leasehold                               -          7,336

                                         1995           1994
9.   STOCKS                             ======         ======

     The amounts attributable to th
     different categories are as follows:
     Finished goods                     472,859        565,257

                                        472,859        565,257
10.  DEBTORS

     Trade debtors                      988,759        888,723
     Social security and other taxes          -          31,157
     Prepayments                         23,193         15,814

                                      1,011,952        935,694

VITELEC ELECTRONICS LIMITED

(ALL AMOUNTS IN BRITISH POUNDS)


11.  CREDITORS - AMOUNTS FALLING DUE
     WITHIN ONE YEAR                         1995           1994


     Trade creditors                         383,933        389,036
     Corporation tax                         400,274        343,230
     Other taxes and social security costs    64,348         16,144
     Directors' current accounts              67,500             -
     Other creditors                          33,747         13,242
     Accruals                                 46,279         46,319
                                             -------        -------
                                             996,081        807,971

12.  DEFERRED TAXATION

     Movements on the provision for deferred taxation are:


     At 1st January 1995                                      13,076
     Transferred from profit and loss account                  5,179

     At 31st December 1995                                    7,897


13.  SHARE CAPITAL
                                                        Allotted, Issued
                                        Authorized          and fully paid

                                                          1995      1994
                                                          ====      ====

 100,000 Ordinary shares of 1 POUND each  200,000      100,000     100,000

14.  SHARE PREMIUM ACCOUNT                                1995      1994
                                                          ====     ======

     Balance as at 1st January 1995                    300,090         -
     Premium on issue of 10 ordinary shares                -       399,990
     Bonus issue on ordinary shares                        -       (99,900)

     At 31st December 1995                             300,090     300,090

VITELEC ELECTRONICS LIMITED

15.  RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS FUNDS


                                        1995           1994

     Profit / (loss) for the year after
      taxation                          800,833        683,397
     Dividends paid & proposed          (75,000)       (75,000)

     Transfer (to) / from reserves            -              -
                                        725,833        608,397
     Opening shareholders' funds      1,887,677      1,279,280

     Closing shareholders' funds      2,613,510      1,887,677


16.  COMMITMENTS AND CONTINGENT LIABILITIES


     CAPITAL COMMITMENTS

     The company has contracted to spend approximately 185,000 on a new building due to be completed in March 1996.

     CONTINGENT LIABILITIES

     There are contingent liabilities at 31st December 1995 in respect of the following:

     Customs & Excise guarantee                 60,000 BRITISH POUNDS

VITELEC ELECTRONICS LIMITED

DETAILED PROFIT AND LOSS ACCOUNT FOR THE YEAR ENDED 31ST DECEMBER 1995

(ALL AMOUNTS IN BRITISH POUNDS)
                                              1995                1994

SALES                                      4,472,275            3,084,444

COST OF SALES
Opening stocks & WIP         565,257                     153,784
Purchases                  1,899,396                   1,684,972
Duty                          68,059                     36,966
Freight                      128,872                     73,568
Packaging                      7,021                     12,026
                           2,668,605                   1,961,316
Less: Closing stocks & WIP  (472,859)                   (565,257)
                                          (2,195,746)          (1,396,059)
GROSS PROFIT                               2,276,529            1,688,385

ADMINISTRATIVE EXPENSES
Rent                          33,790                      8,000
Rates                         21,772                     12,221
French office                 10,128                         -
Insurance                      8,192                      3,937
Light and heat                10,243                      2,167
Staff cost & agency fees      11,328                     16,502
Repairs and maintenance       13,913                     24,337
Computer maintenance           3,250                         -
Wages and salaries           505,806                    256,599
Directors' remuneration       80,000                     46,667
Directors' pension scheme      6,000                      6,000
Printing, postage & stationar 39,415                     19,218
Advertising                   30,812                     27,080
Promotion & Exhibitions       97,085                     52,044
Catalogue                        430                     39,847
Telephone                     39,259                     16,482
Motor running expenses        27,184                     16,520
Traveling expenses            41,443                     14,794
Entertaining                   9,862                     10,672
Accountancy                    2,265                      3,750
Audit fees                     4,800                      3,000
Legal & professional fees     12,606                      8,535
Training                       5,234                        900
Bank charges                   5,806                      6,049
Bad and doubtful debts         8,948                     22,813
Office cleaning                6,752                      4,754
Sundry expenses                8,392                     11,858
VAT fines and surcharges       2,270                     -
Depreciation:
  Freehold property            8,275                      9,477
  Short leasehold property       432                        432
  Office equipment            59,464                     16,434
  Plant and equipment          2,652                      2,036
   Motor vehicles             24,885                     15,678
   Loss on disposal of
     fixed assets              3,226                      1,105
                           ---------                  ---------
TOTAL OVERHEAD EXPENSES                   1,145,919                679,908
                                         -----------               --------

TRADING PROFIT                            1,130,610              1,008,477
                                         ===========             =========